News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Pat Stobb

330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Outlines Strategic Path to Record Profitability

- Company confident in strategy, targets $1.6 billion segment operating income in 2013

• Targets North American Tire segment operating income of $450 million in 2013

• Strategy remains focused on growth in targeted high-margin segments

• Capital investments to support 3% to 5% annual increase in units, improved product mix

NEW YORK, March 22, 2011 – The Goodyear Tire & Rubber Company at an investor conference here today will discuss its strategies to capitalize on industry and economic trends to achieve record levels of profitability.

Goodyear said it is targeting 2013 segment operating income in its North American Tire unit of $450 million and improved segment operating income in its international businesses. In total, Goodyear is targeting record segment operating income of $1.6 billion in 2013.

“Having momentum coming out of the deep economic recession, we are now positioned to confidently drive higher levels of performance across our businesses,” said Chairman and Chief Executive Officer Richard J. Kramer.

“We see the tire industry being guided by seven MegaTrends over the next five to ten years. We believe these trends favor Goodyear and our well-established innovation capability,” he added.

“We have a clear view of our destination as a business and well-defined strategies for driving value going forward. Our focus will be winning in the segments where the highest profits are available for Goodyear and for our customers.”

Going forward, the company anticipates making capital investments of between $1.1 billion and $1.3 billion per year in 2012 and 2013, up slightly from an expected $1.1 billion to $1.2 billion in 2011. Between $500 million and $600 million each year will be focused on profitable growth opportunities through plant modernizations, expansions and new construction. These investments will support a 3 percent to 5 percent annual increase in unit volume, focused on high-value-added tires in high-margin segments.

Goodyear expects to reduce its underfunded pension obligations to $1.2 billion — or by more than half — by 2013. It expects to make pension contributions of $550 million in 2012 and $525 million in 2013 in addition to contributions of approximately $275 million in 2011. As a result of these planned actions, the company’s pension expense is expected to decrease by $100 million a year by 2013.

The company will host a live webcast of the investor meeting today. The webcast is scheduled to begin at approximately 8:45 a.m. and is expected to conclude at 11:30 a.m.

Investors, members of the media and other interested persons can access the webcast on the company’s investor relations Web site: http://investor.goodyear.com or via telephone by calling (706) 643-2869 before 8:35 a.m. A replay will be available on the Web site or by calling (706) 645-9291, pass code 52676005.

Approximately 30 minutes prior to the start of the meeting, the company will post the financial and other related information that will be presented on the Web site.

Goodyear is one of the world’s largest tire companies. It employs approximately 72,000 people and manufactures its products in 56 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear, go to www.goodyear.com.

Use of Forward-Looking Non-GAAP Financial Measure

This press release presents our targeted total segment operating income for 2013. Total segment operating income is an important financial measure for the company but is not a financial measure defined by U.S. GAAP. Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. We are unable to present a quantitative reconciliation of our targeted total segment operating income to Income (Loss) before Income Taxes, which is the most directly comparable forward-looking GAAP financial measure, because management cannot reliably predict all of the necessary components of Income (Loss) before Income Taxes without unreasonable effort. These items could be significant to the calculation of Income (Loss) before Income Taxes in the future.

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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